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                                                                   EXHIBIT 10.28

                  AMENDMENT NO. 2 TO EMPLOYEE STOCK OPTION PLAN

WHEREAS, the Board of Directors of CyberGuard Corporation ("Corporation") is responsible for administering, interpreting, and amending the Corporation's 1998 Employee Stock Option Plan that was initially adopted and approved on September 4, 1998 ("Plan"); and

WHEREAS, the Board of Directors has determined that it would be in the best interests of the Corporation to amend the Plan to provide for acceleration of exercisability of all Options, other than the Options issued by the Corporation as part of the options exchange program on September 4, 1998, in the event of "Change of Control" (as defined in the Plan);

NOW THEREFORE, pursuant to Section 11 of the Plan, the Board of Directors of the Corporation has approved the following amendment ("Amendment") to the terms of the Plan, and such Amendment shall become effective February 11, 2000:

         1. Section 5.1 of the Plan, STOCK OPTION-GRANTS, is hereby amended by adding the following sentence at the end of Section 5.1:

                           "Except for the Options issued by the Corporation under this Plan as part of the options exchange program on September 4, 1998, all Options issued under this Plan shall become immediately exercisable upon occurrence of a Change of Control."